Exhibit (a)

BROOKFIELD MORTGAGE OPPORTUNITY INCOME FUND INC.

ARTICLES OF INCORPORATION

THIS IS TO CERTIFY THAT:

FIRST:                                                        The undersigned, Brian Hurley, whose address is c/o Brookfield Mortgage Opportunity Income Fund Inc., Three World Financial Center, 200 Vesey Street, 24th Floor, New York, New York, 10281-1010, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

SECOND:                                         The name of the corporation (which is hereinafter called the “Corporation”) is:

Brookfield Mortgage Opportunity Income Fund Inc.

THIRD:                                                   The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as of now or hereafter in force, including, without limitation or obligation, to conduct and carry on the business of a closed-end management investment company registered under the Investment Company Act of 1940, as amended.

FOURTH:                                        The address of the principal office of the Corporation in this State is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

FIFTH:                                                       The name and address of the resident agent of the Corporation are c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

SIXTH:                                                     The total number of shares of stock which the Corporation has authority to issue is 1,000,000 shares of common stock, $.001 par value per share.  The aggregate par value of all authorized shares of stock having a par value is $1,000.  The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

SEVENTH:                                 The Corporation shall have a board of one director unless the number is increased or decreased in accordance with the Bylaws of the Corporation.  However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law.  The initial director is Kim Redding.

EIGHTH:                                          (a)                                 The Corporation reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any shares of outstanding stock.

(b)                                 The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

(c)                                  The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the stock.

NINTH:                                                   No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

TENTH:                                                 To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, subject to the Investment Company Act of 1940, as amended, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 20th day of November, 2012.

/s/ Brian Hurley
Brian Hurley
Incorporator